News Release

Cliffs Natural Resources Inc. Expects to Include Non-cash Impairment Charges within Its
Fourth-quarter Results

•	Fourth-quarter 2012 Results Expected to Include $1.4 Billion of Non-cash Impairment Charges and $542 Million of Non-cash Tax Valuation Allowances

•	Financial Results for Fourth-quarter and Full-year 2012 to be Released After U.S.-Market Close on Feb.13 and Conference Call on Feb. 14

CLEVELAND – Jan. 24, 2013 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that as a result of its goodwill impairment test conducted in the fourth quarter of 2012, the Company has determined that approximately $1 billion of goodwill related to Cliffs’ 2011 acquisition of Consolidated Thompson Iron Mines Limited is impaired. The goodwill impairment charge will be recorded as a non-cash expense for the year ended Dec. 31, 2012. The impairment is primarily driven by the project’s anticipated lower long-term volumes and higher capital and operating costs. The previously announced delay of the Phase II expansion of the Bloom Lake mine also contributed to the impairment. Cliffs also indicated it expects to incur $100 — $150 million of other charges related to its Eastern Canadian Iron Ore business segment.

Additionally, as previously disclosed, Cliffs’ Board of Directors recently authorized the sale of the Company’s 30% interest in Amapá. Based on the pending terms of the sale, Cliffs expects to record a non-cash pretax impairment expense of $365 million within its fourth-quarter results.

In the fourth-quarter, Cliffs also expects to record $542 million in non-cash valuation allowances related to two of the Company’s deferred tax assets: Mineral Resources Rent Tax (Australia) and Alternative Minimum Tax (United States) carryforwards. These valuation allowances are primarily driven by lower long-term pricing assumptions and the related impact on profitability and expected future tax payments. As a result, Cliffs will record these valuation allowances as an expense within the income tax expense line item on its Statement of Operations.

Conference Call Information

Cliffs intends to announce unaudited 2012 fourth-quarter financial results after the U.S.-market close Wednesday, Feb. 13, 2013, and invites interested parties to listen to a live broadcast of a conference call with securities analysts and institutional investors to discuss the results at 10 a.m. ET on Thursday, Feb. 14, 2013. If you are unable to participate during the live webcast, the call will be archived at http://www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complexes in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond Cliffs’ control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: the uncertainty or weakness in global economic and/or market conditions, including downward pressure on prices and reduced market demand; trends affecting our financial condition, results of operations or future prospects, particularly any slowing of the economic growth rate in China for an extended period; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson); our ability to successfully complete planned divestitures; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, materials or services providers, or any other litigation or arbitration; changes in sales volume or mix; the impact of price-adjustment factors on our sales contracts; the ability of our customers to meet their obligations to us on a timely basis or at all; our actual economic iron ore and coal reserves or reductions in current resource estimates; our ability to successfully identify and consummate any strategic investments; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of pre-feasibility and feasibility studies in relation to projects; impacts of increasing governmental regulation and related costs, including failure to receive or maintain required environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; the ability to achieve planned production rates or levels; uncertainties associated with unanticipated geological conditions, natural disasters, weather conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and renew expiring collective bargaining agreements on satisfactory terms; availability of capital equipment and component parts; the amount and timing of any insurance recovery proceeds with respect to Oak Grove mine; risks related to international operations; potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, employee benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company’s most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH
44114-2544